JOINT VENTURE AGREEMENT




                    dated as of July 12, 1996



                             between




                  GAYLORD CONTAINER CORPORATION




                               and




                   STONE CONTAINER CORPORATION

                        TABLE OF CONTENTS


Section                                                      Page

ARTICLE IDEFINITIONS; CLOSING
1.1.  Definitions. . . . . . . . . . . . . . . . . . . . . . . .1
1.2.  Interpretation . . . . . . . . . . . . . . . . . . . . . .1
1.3.  Time and Place of Closing. . . . . . . . . . . . . . . . .2
1.4.  Other Agreements . . . . . . . . . . . . . . . . . . . . .2

ARTICLE IICONDITIONS TO CLOSING
2.1.  Illegality, Etc. . . . . . . . . . . . . . . . . . . . . .2
2.2.  Litigation . . . . . . . . . . . . . . . . . . . . . . . .2
2.3.  Consents and Approvals . . . . . . . . . . . . . . . . . .3
2.4.  Transaction Agreements . . . . . . . . . . . . . . . . . .3
2.5.  Resolutions, Certificates, Etc.. . . . . . . . . . . . . .4
2.6.  Opinions of Counsel. . . . . . . . . . . . . . . . . . . .4
2.7.  Representations and Warranties; Performance
      of Obligations . . . . . . . . . . . . . . . . . . . . . .4
2.8.  No Material Adverse Change . . . . . . . . . . . . . . . .5
2.9.  Other Agreements . . . . . . . . . . . . . . . . . . . . .5

ARTICLE IIIREPRESENTATIONS AND WARRANTIES. . .
3.1.  Representations and Warranties of Gaylord. . . . . . . . .5
3.2.  Representations and Warranties of Stone. . . . . . . . . .8

ARTICLE IVADDITIONAL AGREEMENTS
4.1.  Reasonable Access. . . . . . . . . . . . . . . . . . . . 11
4.2.  Accuracy of Representations and Warranties . . . . . . . 12
4.3.  Efforts to Consummate. . . . . . . . . . . . . . . . . . 12
4.4.  No Public Announcement . . . . . . . . . . . . . . . . . 12
4.5.  Regulatory Disclosure. . . . . . . . . . . . . . . . . . 12
4.6.  Required Approvals . . . . . . . . . . . . . . . . . . . 13
4.7.  Operations until Contribution of Bag Businesses. . . . . 13
4.8.  Intentionally Omitted. . . . . . . . . . . . . . . . . . 13
4.9.  Protected Business Opportunities . . . . . . . . . . . . 13
4.10.  Certain Ancillary Restrictions on Right to
       Compete with the Company. . . . . . . . . . . . . . . . 13
4.11.  Ancillary Business Opportunity. . . . . . . . . . . . . 13
4.12.  Gaylord Purchase Option . . . . . . . . . . . . . . . . 14
4.13.  Employee Benefits Matters . . . . . . . . . . . . . . . 15
4.14.  Obtaining Applicable Consents . . . . . . . . . . . . . 16

       ARTICLE VINDEMNIFICATION; PAYMENT OF CERTAIN COSTS

5.1.  Indemnification by Stone . . . . . . . . . . . . . . . . 16
5.2.  Indemnification by Gaylord . . . . . . . . . . . . . . . 17
5.3.  Notice of Claims . . . . . . . . . . . . . . . . . . . . 18
5.4.  Third Person Claims. . . . . . . . . . . . . . . . . . . 18
5.5.  Limit on Liability . . . . . . . . . . . . . . . . . . . 19
5.6.  Scope of Indemnity . . . . . . . . . . . . . . . . . . . 20
5.7.  No Special Damages . . . . . . . . . . . . . . . . . . . 20

ARTICLE VICONFIDENTIAL INFORMATION . . . . .
6.1.  Confidential Information . . . . . . . . . . . . . . . . 21
6.2.  Confidentiality of Transaction Agreements. . . . . . . . 21
6.3.  Remedy . . . . . . . . . . . . . . . . . . . . . . . . . 22

ARTICLE VIITERMINATION PRIOR TO CLOSING. . . .
7.1.  Termination Events . . . . . . . . . . . . . . . . . . . 22
7.2.  Notice of Termination. . . . . . . . . . . . . . . . . . 23
7.3.  Effect of Termination. . . . . . . . . . . . . . . . . . 23

ARTICLE VIIIPOST-CLOSING TERMINATION OF JOINT VENTURE
8.1.  Termination Trigger Events . . . . . . . . . . . . . . . 23
8.2.  Termination Procedures . . . . . . . . . . . . . . . . . 24
8.3.  Post-Termination Obligations . . . . . . . . . . . . . . 26

ARTICLE IX MISCELLANEOUS PROVISIONS. . . . .
9.1.  Counterparts . . . . . . . . . . . . . . . . . . . . . . 26
9.2.  Entire Agreement . . . . . . . . . . . . . . . . . . . . 26
9.3.  Partial Invalidity . . . . . . . . . . . . . . . . . . . 27
9.4.  Amendment. . . . . . . . . . . . . . . . . . . . . . . . 27
9.5.  Governing Law. . . . . . . . . . . . . . . . . . . . . . 27
9.6.  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . 27
9.7.  Further Assurances . . . . . . . . . . . . . . . . . . . 27
9.8.  Expenses . . . . . . . . . . . . . . . . . . . . . . . . 27
9.9.  Survival of Obligations. . . . . . . . . . . . . . . . . 28
9.10.  Successors and Assigns. . . . . . . . . . . . . . . . . 28
9.11.  Dispute Resolutions . . . . . . . . . . . . . . . . . . 28
9.12.  Arbitration . . . . . . . . . . . . . . . . . . . . . . 29
9.13.  Judicial Procedure. . . . . . . . . . . . . . . . . . . 31
9.14.  Notices . . . . . . . . . . . . . . . . . . . . . . . . 31

                             Exhibits


Exhibit A  --  Gaylord Contribution, Assignment and Assumption
               Agreement

Exhibit B  --  Stone Contribution, Assignment and Assumption
               Agreement

Exhibit C  --  Formation Agreement

Exhibit D  --  Paper Supply Contract

Exhibit E  --  Lease Assignments and Leases

Exhibit F  --  Employment Agreements

Exhibit G  --  Transition Services Agreements

Exhibit H  --  License Agreements

Exhibit I  --  Permitted Use Agreements and Consents


                            Schedules


Schedule 1.4    --  Closing Actions

Schedule 3.1(b) --  Authority of Gaylord

Schedule 3.1(d) --  Status of Gaylord Bag Contracts

Schedule 3.1(g) --  Title to Property of Gaylord

Schedule 3.1(h) --  Financial Information of Gaylord

Schedule 3.2(b) --  Authority of Stone

Schedule 3.2(d) --  Status of Stone Bag Contracts

Schedule 3.2(g) --  Title to Property of Stone

Schedule 3.2(h) --  Financial Information of Stone

Schedule 4.13   --  Employee Benefits Matters


                              Annex


Annex I  --  Definitions
                     JOINT VENTURE AGREEMENT


          THIS JOINT VENTURE AGREEMENT, dated as of July 12, 1996
(the "Agreement"), between Gaylord Container Corporation, a
Delaware corporation ("Gaylord") and Stone Container Corporation, a Delaware corporation ("Stone").


                       W I T N E S S E T H:


          WHEREAS, Gaylord and Stone each desire to form S&G Packaging Company, L.L.C., a Delaware limited liability company (the "Company"), to engage in, among other things, the manufacture, distribution and sale of paper bags in order to provide better service and lower the cost of producing product thereby becoming more competitive with non-paper related products;

          WHEREAS, 65 percent of the Membership Interests of the Company will initially be owned by Stone and 35 percent of the Membership Interests of the Company will initially be owned by Gaylord;

          WHEREAS, in connection therewith, the parties intend to enter into this Agreement and the Ancillary Agreements; and

          WHEREAS, any cooperation between Stone and Gaylord shall be limited only to the transactions contemplated by this Agreement and the Ancillary Agreements.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                            ARTICLE I

                       DEFINITIONS; CLOSING

          1.1. Definitions. In this Agreement, unless the context shall otherwise require, the capitalized terms used herein shall have the respective meanings specified or referred to in Annex I hereto, which is incorporated by reference herein. Each agreement referred to in Annex I shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and hereof.

          1.2. Interpretation. Each definition in this Agreement includes the singular and the plural, and reference to the neuter gender includes the masculine and feminine where appropriate. References to any statute or regulation means such statute or regulation as amended at the time and include any successor legislation or regulations. The headings to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Agreement. Except as otherwise stated, reference to Articles, Sections, Exhibits and Schedules mean the Articles, Sections, Exhibits and Schedules of this Agreement. The Exhibits and Schedules are hereby incorporated by reference into and shall be deemed a part of this Agreement. Unless the context clearly indicates otherwise, the word "including" means "including but not limited to."

          1.3. Time and Place of Closing. Subject to the terms and conditions set forth herein, the closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m. Chicago time on the third Business Day following the satisfaction of the closing conditions specified in Article II or such later date as may be agreed upon by the parties hereto after the conditions set forth in Article II have been satisfied (the "Closing Date"), at the offices of Sidley & Austin, Chicago, Illinois, or at such other time and place as the parties hereto shall agree.

          1.4. Other Agreements. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, each party hereto shall execute and deliver the agreements listed in
Section 2.4 and each party shall take the actions set forth on
Schedule 1.4 in the order set forth on such Schedule.


                            ARTICLE II

                      CONDITIONS TO CLOSING

          The obligations of the parties hereto to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver by the appropriate party or parties, on or prior to the Closing Date of the following conditions precedent (except that the obligation of any party shall not be subject to such party's own performance):

          2.1. Illegality, Etc. No change shall have occurred as of the Closing Date in applicable Requirements of Laws that, in the reasonable opinion of any party, would make it illegal for it to participate in any of the transactions contemplated herein or in any Ancillary Agreement.

          2.2.  Litigation.  No action, proceeding or
investigation shall have been instituted before any court or Governmental Body nor shall any such action, proceeding or investigation be threatened, which in the reasonable opinion of counsel for Gaylord or Stone, as the case may be, is not frivolous, nor shall any order, judgment or decree have been issued or proposed to be issued by any court or Governmental Body, at the time of the Closing Date, in each case to materially modify, set aside, restrain, enjoin or prevent the consummation of this Agreement, any Ancillary Agreement or the transactions contemplated herein or therein.

          2.3. Consents and Approvals. (a) All actions, approvals, consents, waivers, exemptions, variances, franchises, orders, permits, authorizations, rights and licenses (other than any thereof that are routine in nature and that cannot be obtained, or are not normally applied for, prior to the time they are required and that Gaylord or Stone, as the case may be, does not have any reason to believe any difficulty will be encountered in obtaining or any thereof which are not material) required to be taken, given or obtained, as the case may be, by or from any Governmental Body, that are necessary or, in the reasonable opinion of Gaylord or Stone or their respective counsel, advisable in connection with the consummation of the transactions contemplated by this Agreement and each Ancillary Agreement, shall have been duly taken, given or obtained, as the case may be, shall be in full force and effect on the Closing Date, shall not be subject to any pending proceedings or appeals (administrative, judicial or otherwise) and either the time within which any appeal therefrom may be taken or review thereof may be obtained shall have expired or no review thereof may be obtained or appeal therefrom taken, and shall (in the reasonable opinion of the party required to obtain such consent) be adequate to authorize the consummation of the transactions contemplated by this Agreement and each Ancillary Agreement.

          (b) All approvals, consents or waivers required to be obtained by Gaylord or Stone, as the case may be, pursuant to any loan agreement, lease, indenture or similar instrument in order to consummate the transactions contemplated hereby shall have been duly obtained or given (collectively, the "Required Approvals").

          2.4. Transaction Agreements. The following agreements shall have been duly authorized, executed and delivered by the respective party or parties thereto, or shall have been received by a party hereto, shall each be substantially in the forms attached hereto and shall be in full force and effect, and executed counterparts shall have been delivered to each such party and its respective counsel:

          (a)  this Agreement;

          (b)  the Gaylord Contribution, Assignment and
               Assumption Agreement;

          (c)  the Stone Contribution, Assignment and Assumption
               Agreement;

          (d)  the Formation Agreement;

          (e)  the Paper Supply Contract;

          (f)  the Lease Assignments and Leases;

          (g)  the Employment Agreements;

          (h)  the Transition Services Agreements; and

          (i)  the License Agreements.


          2.5. Resolutions, Certificates, Etc. Each party hereto shall have received the following, in each case in form and substance reasonably satisfactory to it:

          (a) a copy of resolutions of the Board of Directors of Gaylord and Stone certified as of the Closing Date by the Secretary or an Assistant Secretary thereof, duly authorizing the execution, delivery and performance by Gaylord and Stone, respectively, of each of this Agreement and each Ancillary Agreement to which it is a party, together with an incumbency certificate as to the Person or Persons authorized to execute and deliver such documents on its behalf; and

          (b) such other documents and evidence with respect to Gaylord or Stone and their respective Affiliates as Gaylord or Stone or their respective counsel may reasonably request in order to consummate the transactions contemplated hereby, the taking of all corporate proceedings in connection therewith and compliance with the conditions herein or set forth in any Ancillary Agreement.

          2.6. Opinions of Counsel. The following opinions of legal counsel, dated the Closing Date, shall have been delivered:

          (a) Opinion of Counsel for Gaylord. Opinion of the general counsel of Gaylord, addressed to Stone in form and substance reasonably satisfactory to Stone.

          (b) Opinion of Counsel for Stone. Opinion of the general counsel of Stone, addressed to Gaylord in form and substance reasonably satisfactory to Gaylord.

          2.7. Representations and Warranties; Performance of Obligations. (a) The representations and warranties of each of the parties hereto set forth in Article III hereof and each of the Ancillary Agreements shall be true and correct in all material respects as though made on and as of the Closing Date, except to the extent that any such representations and warranties are by their express provisions made as of a specified date, and each party hereto shall have received a certificate signed by a duly authorized officer of the other party to that effect.

          (b) Each party hereto and each party to each of the Ancillary Agreements shall have performed in all material respects all obligations required to be performed by it hereunder or thereunder at or prior to Closing, and each party shall have received a certificate signed by a duly authorized officer of the other party to that effect.

          2.8. No Material Adverse Change. (a) Between the date hereof and the Closing Date, there shall have been no material adverse change in the physical condition of the Gaylord Contributed Property; and there shall have been delivered to Stone a certificate to such effect, dated the Closing Date and signed on behalf of Gaylord by a duly authorized officer of Gaylord.

          (b) Between the date hereof and the Closing Date, there shall have been no material adverse change in the physical condition of the Stone Contributed Property; and there shall have been delivered to Gaylord a certificate to such effect, dated the Closing Date and signed on behalf of Stone by a duly authorized officer of Stone.

          2.9. Other Agreements. All conditions relating to the transactions contemplated herein and in each of the Ancillary
Agreements shall have been satisfied or waived by the appropriate party or parties.


                           ARTICLE III

                  REPRESENTATIONS AND WARRANTIES

          3.1. Representations and Warranties of Gaylord. As an inducement to Stone to enter into this Agreement and each Ancillary Agreement to which Stone is a party and to consummate the transactions contemplated hereby and thereby, Gaylord repre-sents and warrants to Stone as follows:

          (a)  Organization, Corporate Power, Etc.  Gaylord
(i) is duly organized, validly existing and in good standing under the laws of Delaware, (ii) has the corporate power and authority to own, lease and operate all of its assets and to carry on its business as it is now being conducted, including, without limitation, the Gaylord Bag Business, and (iii) is, or will be at the Closing Date, duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the assets owned or leased by it with respect to the Gaylord Bag Business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified will not have, or is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the operations or financial condition of the Gaylord Bag Business, the Gaylord Contributed Property or the Joint Venture Business or its ability to consummate the transactions contemplated by, and perform its obligations under, this Agreement or the Ancillary Agreements (a "Gaylord Material Adverse Effect").

          (b) Authority of Gaylord. Gaylord has full power and authority to execute, deliver and perform this Agreement and each of the Ancillary Agreements to which Gaylord is a party. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which Gaylord is a party by Gaylord have been duly authorized and approved by Gaylord's Board of Directors and do not require any further authorization or consent of Gaylord or its stockholders. This Agreement and each Ancillary Agreement to which Gaylord is a party has been duly authorized, executed and delivered by Gaylord and is the legal, valid and binding obligation of Gaylord enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          Neither the execution and delivery of this Agreement or any of the Ancillary Agreements to which Gaylord is a party or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will conflict with, violate, result in a breach of, constitute a default under, or result in the creation or imposition of any Encumbrance upon any of the Gaylord Contributed Property, under (i) the charter or By-laws of Gaylord, (ii) any Gaylord Bag Contract, (iii) subject to receipt of the consents listed on Schedule 3.1(b), any other material note, instrument, agreement, indenture, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Gaylord or any Gaylord Affiliate is a party or any of the Gaylord Contributed Property is subject or by which Gaylord or any Gaylord Affiliate is bound,
(iv) any Court Order to which Gaylord or any Gaylord Affiliate is a party or any of the Gaylord Contributed Property is subject or by which Gaylord is bound, or (v) subject to the consents described in Section 3.1(c), any Requirements of Laws affecting Gaylord or any Gaylord Contributed Property or any Gaylord Bag Contract.

          (c) Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, or notice to, or order or action of, any court, administrative agency or other Governmental Body or any other Person (including, without limitation, any financial institution or indenture trustee) is required to be made or obtained by Gaylord or any Gaylord Affiliate in connection with the execution and delivery by Gaylord of this Agreement or any Ancillary Agreement to which it is a party, the consummation by Gaylord of the transactions contemplated hereby or thereby and the performance by Gaylord of its obligations contained herein or therein, other than consents, approvals or authorizations that have been obtained or if not obtained, will not have, or are not reasonably likely to have, individually or in the aggregate, a Gaylord Material Adverse Effect.

          (d) Status of Gaylord Bag Contracts. Except as set forth in Schedule 3.1(d), each of the Gaylord Bag Contracts constitutes a valid and binding obligation of the parties thereto, is in full force and effect, may be assigned to the Company as contemplated hereby and, after such assignment, will continue in full force and effect thereafter, in each case without breaching any material term thereof or resulting in the forfeiture or impairment of any material right thereunder and without the consent, approval or act of, or the making of any filing with, any other Person. Gaylord has fulfilled and performed in all material respects its obligations under each of the Gaylord Bag Contracts, and Gaylord is not in, or, to its knowledge, alleged to be in, any material breach or default under, nor, to its knowledge, is there or is there alleged to be any reasonable basis for termination of, any of the Gaylord Bag Contracts and, to its knowledge, no other party to any of the Gaylord Bag Contracts has materially breached or defaulted thereunder. Gaylord has afforded Stone, to the extent requested by Stone, reasonable access to complete and correct copies of each of the Gaylord Bag Contracts for Stone to review and inspect.

          (e) No Litigation. There are no material lawsuits, claims, suits, proceedings or investigations pending or, to the knowledge of Gaylord, threatened before any Governmental Body which questions the legality or propriety of the transactions contemplated by this Agreement or any Ancillary Agreement.

          (f) No Broker or Finder. No broker, finder or investment banker is entitled to any fee or commission from Gaylord or any Gaylord Affiliate in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

          (g)  Title To Property.  Except as set forth on
Schedule 3.1(g), Gaylord has good and marketable title to the Gaylord Contributed Property, free and clear of all Encumbrances other than Permitted Encumbrances, and the Gaylord Contributed Property constitutes all of the assets and properties used by Gaylord in the conduct of the Gaylord Bag Business prior to the Closing Date. Except as set forth on Schedule 3.1(g), upon delivery to the Company on the Closing Date of the instruments of transfer contemplated hereby, Gaylord will transfer to the Company good and marketable title to the Gaylord Contributed Property (including, without limitation, the Gaylord Bag Contracts), subject to no Encumbrances other than Permitted Encumbrances.

          (h) Financial Information. Schedule 3.1(h) contains certain financial information relating to the Gaylord Bag Business for the periods ending September 30, 1994 and September 30, 1995 and the interim periods up through and including the period ending March 31, 1996 (the "Gaylord Financial Information"). The Gaylord Financial Information presents fairly (and has been prepared in good faith and on a reasonable basis with respect to) the revenues, costs and expenses associated with the Gaylord Bag Business as of the respective dates and for the respective periods covered thereby.

          (i) Statements True and Correct. (i) The representa-tions and warranties of Gaylord set forth in this Agreement, the Ancillary Agreements or otherwise contained in any other docu-ments delivered by Gaylord to Stone pursuant to this Agreement or any of the Ancillary Agreements, are, as of the date hereof, and will be, as of the Closing Date, except to the extent that any such representations and warranties are by their express provi-sions made as of a specified date, true and correct in all mate-rial respects.

          (ii) All documents that Gaylord is responsible for filing with any Governmental Body in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Requirements of Law and none of them will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

          3.2. Representations and Warranties of Stone. As an inducement to Gaylord to enter into this Agreement and each Ancillary Agreement to which Gaylord is a party and to consummate the transactions contemplated hereby and thereby, Stone repre-sents and warrants to Gaylord as follows:

          (a) Organization, Corporate Power, Etc. Stone (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the corporate power and authority to own, lease and operate all of its assets and to carry on its business as it is now being conducted, including, without limitation, the Stone Bag Business and (iii) is, or will be at the Closing Date, duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the assets owned or leased by it with respect to the Stone Bag Business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified will not have or is not reasonably likely to have, individually or in the aggre-gate, a material adverse effect on the operations or financial condition of the Stone Bag Business, the Stone Contributed Property or the Joint Venture Business or its ability to consummate the transactions contemplated by, and perform its obligations under, this Agreement or the Ancillary Agreements (a "Stone Material Adverse Effect").

          (b) Authority of Stone. Stone has full power and authority to execute, deliver and perform this Agreement and each of the Ancillary Agreements to which Stone is a party. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which Stone is a party by Stone have been duly authorized and approved by Stone's Board of Directors and do not require any further authorization or consent of Stone or its stockholders. This Agreement and each Ancillary Agreement to which Stone is a party has been duly authorized, executed and delivered by Stone and is the legal, valid and binding obligation of Stone enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          Neither the execution and delivery of this Agreement or any of the Ancillary Agreements to which Stone is a party or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will conflict with, violate, result in a breach of, constitute a default under, or result in the creation or imposition of any Encumbrance upon any Stone Contributed Property, under (i) the charter or By-laws of Stone (ii) any Stone Bag Contract, (iii) subject to receipt of the consents listed on Schedule 3.2(b), any other material note, instrument, agreement, indenture, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Stone or any Stone Affiliate is a party or any of the Stone Contributed Property is subject or by which Stone or any Stone Affiliate is bound, (iv) any Court Order to which Stone or any Stone Affiliate is a party or any Stone Contributed Property is subject or by which Stone is bound, or
(v) subject to the consents described in Section 3.2(c), any Requirements of Laws affecting Stone or any Stone Contributed Property or any Stone Bag Contract.

          (c) Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, or notice to, or order or action of, any court, administrative agency or other Governmental Body or any other Person (including, without limitation, any financial institution or indenture trustee) is required to be made or obtained by Stone or any Stone Affiliate in connection with the execution and delivery by Stone of this Agreement or any Ancillary Agreement to which it is a party, the consummation by Stone of the transactions contemplated hereby or thereby and the performance by Stone of its obligations contained herein or therein, other than consents, approvals or authorizations that have been obtained or, if not obtained, will not have, or are not reasonably likely to have, individually or in the aggregate, a Stone Material Adverse Effect.

          (d) Status of Stone Bag Contracts. Except as set forth in Schedule 3.2(d), each of the Stone Bag Contracts constitutes a valid and binding obligation of the parties thereto, is in full force and effect, may be assigned to the Company as contemplated hereby and, after such assignment, will continue in full force and effect thereafter, in each case without breaching any material term thereof or resulting in the forfeiture or impairment of any material right thereunder and without the consent, approval or act of, or the making of any filing with, any other Person. Stone has fulfilled and performed in all material respects its obligations under each of the Stone Bag Contracts, and Stone is not in, or, to its knowledge, alleged to be in, any material breach or default under, nor, to its knowledge, is there or is there alleged to be any reasonable basis for termination of, any of the Stone Bag Contracts and, to its knowledge, no other party to any of the Stone Bag Contracts has materially breached or defaulted thereunder. Stone has afforded Gaylord, to the extent requested by Gaylord, reasonable access to complete and correct copies of each of the Stone Bag Contracts for Gaylord to review and inspect.

          (e) No Litigation. There are no material lawsuits, claims, suits, proceedings or investigations pending or, to the knowledge of Stone, threatened before any Governmental Body which questions the legality or propriety of the transactions contemplated by this Agreement or any Ancillary Agreement.

          (f) No Broker or Finder. No broker, finder or investment banker is entitled to any fee or commission from Stone or any Stone Affiliate in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

          (g) Title to Property. Except as otherwise set forth on Schedule 3.2(g), Stone has good and marketable title to the Stone Contributed Property, free and clear of all Encumbrances other than Permitted Encumbrances, and the Stone Contributed Property constitutes all of the assets and properties used by Stone in the conduct of the Stone Bag Business prior to the Closing Date. Except as set forth on Schedule 3.2(g), upon delivery to the Company on the Closing Date of the instruments of transfer contemplated herein, Stone will transfer to the Company good and marketable title to the Stone Contributed Property (including, without limitation, the Stone Bag Contracts), subject to no Encumbrances other than Permitted Encumbrances.

          (h) Financial Information. Schedule 3.2(h) contains certain financial information relating to the Stone Bag Business for the periods ending December 31, 1994 and December 31, 1995 and the interim periods up through and including the period ending March 31, 1996 (the "Stone Financial Information.") The Stone Financial Information presents fairly (and has been prepared in good faith on a reasonable basis with respect to) the revenues, costs and expenses associated with the Stone Bag Business as of the respective dates and for the respective periods covered thereby.

          (i) Statements True and Correct. (i) The representa-tions and warranties of Stone set forth in this Agreement, the Ancillary Agreements or otherwise contained in any other docu-ments delivered by Stone to Gaylord pursuant to this Agreement or any of the Ancillary Agreements, are, as of the date hereof, and will be, as of the Closing Date, except to the extent that any such representations and warranties are by their express provi-sions made as of a specified date, true and correct in all material respects.

          (ii) All documents that Stone is responsible for filing with any Governmental Body in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Requirements of Law and none of them will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.


                            ARTICLE IV

                      ADDITIONAL AGREEMENTS

          4.1. Reasonable Access. Between the date hereof and the Closing Date, each of Gaylord and Stone shall make available to employees, agents and representatives of the other party and its Affiliates, at reasonably acceptable times and at locations reasonably acceptable and accessible, the books and records of the Gaylord Bag Business and the Stone Bag Business, respec-tively, and allow employees, agents and representatives of the other to discuss the Gaylord Bag Business and Stone Bag Business with certain key employees of Gaylord and Stone, respectively, mutually agreed to by Gaylord and Stone, including all such information (including without limitation financial information) as shall be necessary to enable Gaylord and Stone or their respective representatives to complete their financial, opera-tional, and legal due diligence to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of the other party contained in this Agreement have been complied with and to determine whether the conditions set forth in Article II have been satisfied.

          4.2. Accuracy of Representations and Warranties. Between the date hereof and the Closing Date, each of Gaylord and Stone will use reasonable efforts not to take any action or omit to take any action, and to cause its Affiliates not to take any action or omit to take any action, that would result in its respective representations or warranties contained in this Agreement or any Ancillary Agreement not being true and correct as at the Closing Date. Each party shall promptly notify the other of the receipt of any written notice regarding any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

          4.3. Efforts to Consummate. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated hereby and in each of the Ancillary Agreements including, but not limited to, the obtaining of all necessary consents, waivers, authorizations, orders and approvals of third parties, whether private or governmental, required of it by this Agreement or any Ancillary Agreement. Each of Gaylord and Stone agrees to cooperate fully with the other in assisting it to comply with the provisions of this Section 4.3.

          4.4. No Public Announcement. Neither Gaylord nor Stone shall make any press release or other public announcement concerning the transactions contemplated by this Agreement or any Ancillary Agreement without consulting the other party as to the timing and content of any such release or announcement such that a mutually agreeable release or announcement may be issued.

          4.5. Regulatory Disclosure. Notwithstanding that both Gaylord and Stone agree that the transactions contemplated hereby do not require a filing under the HSR Act, as promptly as practicable after the date hereof, Gaylord and Stone shall jointly disclose the transactions contemplated hereby to the Federal Trade Commission and the Antitrust Division of the Department of Justice (the "Regulatory Agencies"). Each of Gaylord and Stone agrees to make available to the other such information as each of them may reasonably request relative to its business, assets and property as may be necessary to fully disclose the transactions contemplated hereby to the Regulatory Agencies as contemplated herein or as may be required to provide any additional information requested by such Regulatory Agencies.

          4.6. Required Approvals. As promptly as possible after the date hereof, each party shall take the necessary action to obtain any approvals, consents or waivers required to be obtained from any financial institution or lessor.

          4.7. Operations until Contribution of Bag Businesses. Between the date hereof and the Closing Date, Gaylord shall conduct the Gaylord Bag Business only in the ordinary course and in conformity with past practice. Between the date hereof and the Closing Date, Stone shall conduct the Stone Bag Business only in the ordinary course and in conformity with past practice.

          4.8.  Intentionally Omitted.

          4.9. Protected Business Opportunities. If at any time during the term of the Formation Agreement, a Protected Business Opportunity is made available to any Member, then (i) such Member shall refer such Protected Business Opportunity to the Management Committee and (ii) such Member shall not refer such Protected Business Opportunity to any other Person and shall refrain from exploiting such Protected Business Opportunity for its own benefit unless (a) the Representatives designated by the Member who does not have the Protected Business Opportunity (the "Disinterested Members") unanimously advise such Member that the Company does not wish to pursue such Protected Business Opportunity and (b) the Disinterested Members of the Management Committee unanimously determine in their good faith judgment and making all reasonable efforts that the Company would be unable to manage such Protected Business Opportunity because of financial constraints or otherwise, in which case such Member may pursue such Protected Business Opportunity, subject to the restrictions of Section 4.10.

          4.10. Certain Ancillary Restrictions on Right to Compete with the Company. During the term of the Formation Agreement, except for Permitted Activities or any Ancillary Business Opportunity, each party will not, and will not permit any of its Affiliates to, and will not assist any third party to own, manage, operate, control, participate in, compete with or otherwise carry on a business competitive with the Joint Venture Business.

          4.11. Ancillary Business Opportunity. Notwithstanding the provisions of Section 4.9 and Section 4.10, any Member may acquire an Ancillary Business Opportunity, if and only if such Member shall either (a) present to the Management Committee the opportunity for the Company to purchase solely those assets associated with the Ancillary Business Opportunity which are similar to the Joint Venture Business (the "Ancillary Assets");
provided, however, if any Member votes that the Company purchase such Ancillary Assets and Optional Additional Cash Contributions are required to fund such purchase pursuant to Section 4.4 of the Formation Agreement, then such Member shall be deemed to have agreed to fully fund its pro rata portion of any such Optional
Additional Cash Contribution, (b) present to the Management
Committee the opportunity for the Company to manage the division of business which uses the Ancillary Assets or (c) sell or spin-off the Ancillary Assets to a third party. If (i) the Representatives designated by the Member who has not acquired the Ancillary Business Opportunity unanimously vote that the Company neither buy, nor manage the division of business which uses, the Ancillary Assets and (ii) the Member who acquired the Ancillary Business Opportunity reasonably determines in its good faith judgment that it would be unable to receive fair market value for the Ancillary Assets pursuant to a sale or spin-off to a third party, then the Member who acquired the Ancillary Business
Opportunity shall be allowed to retain such Ancillary Business
Opportunity in total, notwithstanding any other provision of this Agreement to the contrary, including Section 4.10.

          4.12. Gaylord Purchase Option. At any time prior to the fourth anniversary of the Closing Date, Gaylord shall have the option (as set forth below) exercisable by written notice to Stone to purchase from Stone a portion of Stone's Membership Interest sufficient to increase Gaylord's Membership Interest to 50% of the total Membership Interests in the Company, provided that such purchase must be completed by the earlier of (i) the fifth anniversary of the Closing Date or (ii) one year after delivery of such written notice. The written notice delivered to Stone can only be exercised to acquire a portion of Stone's Membership Interest sufficient to increase Gaylord's ownership to 50% of the total Membership Interests. The written notice shall specify a proposed cash purchase price or the methodology for calculating the cash purchase price and summarize the basis on which Gaylord determined such proposed purchase price. If Stone disagrees as to the proposed purchase price, the parties shall negotiate in good faith in an effort to agree upon a purchase price for a period of 30 days. If the parties are unable to agree upon a purchase price within such 30-day period, the parties shall appoint an investment banking firm or valuation firm with a national reputation to determine the Fair Market Value (as herein defined), as of the date of delivery of the written notice to purchase, of the Membership Interest to be pur-chased by Gaylord. If the parties are unable to agree upon an investment banking firm or valuation firm, such appointment shall be made by the American Arbitration Association, Chicago, Illinois. Gaylord, Stone and their Affiliates shall provide the appraiser with any information which it reasonably requests (subject to any applicable confidentiality restrictions) relating to the Company and the Joint Venture Business; provided, however, no information regarding the price negotiations between Stone and Gaylord shall be provided to the appraiser. Such investment banking firm or valuation firm shall develop a valuation (the "Fair Market Value") of the Company in its entirety, as a going concern as of the date of delivery of the written notice to purchase, taking into account such factors as it reasonably deems to be relevant, including the Company's assets, liabilities, revenues, earnings before interest, taxes, depreciation and amortization, net income, market conditions, comparable companies and other factors which customarily are used in developing valuations of companies engaged in businesses which are substantially similar to those engaged in by the Company; provided, however, that, in computing the Fair Market Value, no discount or premium shall be applied to any Membership Interest to reflect its status as a minority or non-controlling Membership Interest or value of becoming a 50% equity owner. The Fair Market Value shall be determined (i) within six months of the delivery of the written notice to purchase or (ii) within 90 days after such investment banking or valuation firm is appointed, whichever is later. Such Membership Interest shall be valued as if the Company was being sold in its entirety in an arms' length transaction assuming the Company was being sold in a manner designed to maximize value to its Members. After determining the valuation of the Company in its entirety, the valuation determined by such investment banking firm or valuation firm shall specify the amount to be paid for the specific Membership Interest being transferred based on the ratio of the ownership interests in the Company being transferred to the total Membership Interests of the Company. The fees and expenses of the appraiser pursuant to this Section 4.12 shall be borne equally by the parties; provided, however, that if the appraiser determines a valuation 15% or more greater than the purchase price proposed by Gaylord, Gaylord shall pay the fees and expenses of the appraiser and if the appraiser determines a valuation 15% or more less than the purchase price proposed by Gaylord, Stone shall pay the fees and expenses of the appraiser. At the closing of any sale of a Membership Interest pursuant to this Section 4.12, Stone shall deliver to Gaylord instruments of assignment and other appropriate documentation in a form reasonably satisfactory to Gaylord under which Stone will transfer and assign to Gaylord by appropriate warranty deed good and marketable title to the Membership Interest to be sold free and clear of all Encumbrances, and Schedule I to the Formation Agreement shall be amended accordingly. The purchase price for such Membership Interest shall be paid by certified check or wire transfer of immediately available funds. The closing of such purchase shall take place on the later of (i) within five (5) business days of the date that the valuation is finally agreed to or determined by the appraiser or (ii) one year from the date of delivery of the notice described in the first sentence of this
Section 4.12.

          4.13. Employee Benefits Matters. It is contemplated that certain employees of Gaylord and certain employees of Stone will become employees of the Company. Each of Gaylord and Stone shall make appropriate arrangements concerning employee benefits matters as required by Schedule 4.13 hereto.

          4.14. Obtaining Applicable Consents. The consummation of (a) a dissolution of the Company pursuant to Article XII of the Formation Agreement or (b) the purchase of any Membership Interest pursuant to Section 8.2(b)(i) of this Agreement, will be made subject to all applicable consents, approvals, authorizations of, or declaration, filing or registration with, or notice to, or order or action of, any Person (including, without limitation, those required under the HSR Act).


                            ARTICLE V

            INDEMNIFICATION; PAYMENT OF CERTAIN COSTS

          5.1. Indemnification by Stone. (a) Stone shall indemnify, protect and hold harmless each Gaylord Group Member from and against any and all Loss and Expense, whether or not litigation is commenced, imposed upon, incurred by or asserted against such Gaylord Group Member in connection with or arising from the breach by Stone of any representation, warranty, covenant or agreement of Stone in this Agreement or a Loss arising out of, related to or associated with any Stone Contributed Property; provided, however, that Stone shall not be required to indemnify or hold any Gaylord Group Member harmless from or against any such Loss or Expense to the extent that such Loss or Expense arises as a result of such Gaylord Group Member's own gross negligence, willful misconduct or breach of any of its representations, warranties or obligations pursuant to this Agreement.

          (b)  The indemnification provided for in this
Section 5.1 with respect to the breach of any representation or warranty contained in this Agreement shall terminate one year after the Closing Date (and no claims shall be made by any Gaylord Group Member under this Section 5.1 thereafter), except that (i) the indemnification by Stone with respect to a breach of a representation or warranty contained in Section 3.2(g) shall continue indefinitely and (ii) the indemnification by Stone with respect to all other representations and warranties shall continue as to any Loss or Expense of which any Gaylord Group Member has notified Stone in accordance with the requirements of
Section 5.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 5.1, as to which the obligation of Stone shall continue until the liability of Stone shall have been determined pursuant to this Article V, and Stone shall have reimbursed all Gaylord Group Members for the full amount of such Loss and Expense in accordance with this
Article V.

          (c) Notwithstanding any other provision of this Agreement (including Section 5.5), this Section 5.1(c) provides the sole indemnities by Stone relating to Stone Environmental Matters. From and after the Closing Date as long as a claim is made within ten (10) years from the date thereof, at the request of Gaylord (being the only beneficiary of this provision), Stone shall indemnify, defend and hold harmless the Company from any actual Loss or Expense, including, without limitation, reasonable attorney's fees and environmental consulting costs, incurred by the Company as a result of any violation of or liability under any Environmental Laws relating to any of the Stone Contributed Property, except to the extent the event or condition giving rise to such violation or liability is caused by the act or acts of the Company after the Closing Date; provided, however, if Stone
(a)(i) does not have available cash or other liquid investments to satisfy its indemnity obligations under this Section 5.l(c),
(ii) does not have sufficient borrowing availability under any of its financing agreements to satisfy such indemnity obligations or
(iii) is, or by funding such indemnity obligations would be, in default under any of its financing agreements, or (b) Stone otherwise fails to satisfy its indemnity obligations under this
Section 5.1(c), then Gaylord shall have the right to acquire, in full satisfaction of Stone's indemnity obligations hereunder, the portion of Stone's Membership Interest equal in value to Stone's indemnity obligations (determined pursuant to the procedures set forth in Section 4.12).

          5.2. Indemnification by Gaylord. (a) Gaylord shall indemnify, protect and hold harmless each Stone Group Member from and against any and all Loss and Expense, whether or not litigation is commenced, imposed upon, incurred by or asserted against such Stone Group Member in connection with or arising from the breach by Gaylord of any representation, warranty, covenant or agreement of Gaylord in this Agreement or a Loss arising out of, related to or associated with any Gaylord Contributed Property; provided, however, that Gaylord shall not be required to indemnify, protect or hold any Stone Group Member harmless from or against any such Loss or Expense to the extent that such Loss or Expense arises as a result of such Stone Group Member's own gross negligence, willful misconduct or breach of any of its representations, warranties or obligations pursuant to this Agreement.

          (b)  The indemnification provided for in this
Section 5.2 with respect to the breach of any representation or warranty contained in this Agreement shall terminate one year after the Closing Date (and no claims shall be made by any Stone Group Member under this Section 5.2 thereafter), except that
(i) the indemnification by Gaylord with respect to a breach of a representation or warranty contained in Section 3.1(g) shall continue indefinitely and (ii) the indemnification by Gaylord with respect to all other representations and warranties shall continue as to any Loss or Expense of which any Stone Group Member has notified Gaylord in accordance with the requirements of Section 5.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 5.2, as to which the obligation of Gaylord shall continue until the liability of Gaylord shall have been determined pursuant to this
Article V, and Gaylord shall have reimbursed all Stone Group Members for the full amount of such Loss and Expense in accordance with this Article V.

          (c) Notwithstanding any other provision of this Agreement (including Section 5.5), this Section 5.2(c) provides the sole indemnities by relating to Gaylord Environmental Matters. From and after the Closing Date and so long as a claim is made within ten (10) years from the date thereof, at the request of Stone (being the only beneficiary of this provision), Gaylord shall indemnify, defend and hold harmless the Company from any actual Loss or Expense, including, without limitation, reasonable attorney's fees and environmental consulting costs, incurred by the Company as a result of any violation or liability under any Environmental Laws relating to any of the Gaylord Contributed Property, except to the extent the event or condition giving rise to such violation or liability is caused by the act or acts of the Company after the Closing Date; provided, however, if Gaylord (a) (i) does not have available cash or other liquid investments to satisfy its indemnity obligations under this
Section 5.2(c), (ii) does not have sufficient borrowing availability under any of its financing agreements to satisfy such indemnity obligations or (iii) is, or by funding such indemnity obligations would be, in default under any of its financing agreements, or (b) Gaylord otherwise fails to satisfy its indemnity obligations under this Section 5.2(c), then Stone shall have the right to acquire, in full satisfaction of Gaylord's indemnity obligations hereunder, the portion of Gaylord's Membership Interest equal in value to Gaylord's indemnity obligations (determined pursuant to the procedures set forth in Section 4.12).

          5.3. Notice of Claims. (a) Any Gaylord Group Member or Stone Group Member (the "Indemnified Party") seeking indemnification hereunder shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced.

          (b) In calculating any Loss or Expense there shall be deducted any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer).

          (c) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article V shall be determined:
(i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.

          5.4. Third Person Claims. (a) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against an Indemnified Party, such Indemnified Party must notify the Indemnitor in writing, and in reasonable detail, of the third Person claim within 10 days after receipt by such Indemnified Party of written notice of the third Person claim; provided, however, that the failure of an Indemnified Party to give timely notice shall not affect its right to indemnification hereunder except to the extent the Indemnitor has actually been materially prejudiced or damaged thereby. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within five Business Days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. Notwithstanding the foregoing, should an Indemnified Party be physically served with a complaint with regard to a third Person claim, the Indemnified Party must notify the Indemnitor and deliver a copy of the complaint within five Business Days after receipt thereof and shall deliver to the Indemnitor within seven Business Days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim; provided, however, that the failure of an Indemnified Party to give timely notice or delivery shall not affect its right to indemnification hereunder except to the extent the Indemnifying Party has actually been materially prejudiced or damaged thereby.

          (b) In the event of the initiation of any legal proceeding, claim or demand against the Indemnified Party by a third Person, and provided that the Indemnitor shall have agreed in writing to assume all liability therefor without any reservation of rights, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any Loss or Expense indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding. Neither the Indemnitor nor the Indemnified Party may settle any such proceeding which settlement obligates the other party or the Company to pay money, to perform obligations or to admit liability without the consent of the other party, such consent not to be unreasonably withheld. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent juris-diction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier's check within 30 days after the date of such notice.

          5.5. Limit on Liability. (a) Notwithstanding anything to the contrary in this Agreement (other than Section 5.1(c)), Stone shall be required to indemnify and hold harmless each Gaylord Group Member under Section 5.1 with respect to Loss and Expense incurred by Gaylord Group Members only up to an aggregate amount not to exceed $15,000,000. There shall be no limit on Stone's indemnification obligations under Section 5.1(c).

          (b) Notwithstanding anything to the contrary in this Agreement (other than Section 5.2(c)), Gaylord shall be required to indemnify and hold harmless each Stone Group Member under
Section 5.2 with respect to Loss and Expense incurred by Stone Group Members only up to an aggregate amount not to exceed $15,000,000. There shall be no limit on Gaylord's indemnification obligations under Section 5.2(c).

          (c) If the Indemnitor is unable (as opposed to unwilling) to satisfy a requirement to pay indemnification, the Indemnified Party shall have the option to receive such portion of the Indemnitor's Membership Interest equal in value (as determined in accordance with the procedures of Section 4.12) to the amount of the indemnification required to be paid. If there is a dispute as to the value of the Membership Interest, the dispute shall be determined using the procedures set forth in
Section 4.12 hereof. As used herein, "unable to satisfy requirement to pay indemnification" shall mean that the Indemnitor (i) does not have available cash or other liquid investments to satisfy its indemnity obligations, (ii) does not have sufficient borrowing availability under any of its financing agreements to satisfy such indemnity obligations or (iii) is, or by funding such indemnity obligations would be, in default under any of its financing agreements.

          5.6. Scope of Indemnity. Except for remedies that cannot be waived as a matter of law and injunctive and provisional relief, this Article V shall be the exclusive remedy for breach of this Agreement.

          5.7. No Special Damages. IN NO EVENT SHALL STONE OR GAYLORD OR ANY OF THEIR RESPECTIVE AFFILIATES BE LIABLE UNDER THIS AGREEMENT UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT STONE, THE COMPANY OR GAYLORD HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT THE FOREGOING SHALL NOT EXCLUDE ANY AWARD OF DAMAGES FOR LOST PROFITS ARISING OUT OF ANY BREACH BY EITHER GAYLORD, STONE OR ANY OF THEIR RESPECTIVE AFFILIATES OF SECTION 4.9, 4.10 OR ARTICLE VI HEREOF; PROVIDED FURTHER THAT IF ANY BREACH BY STONE UNDER SECTION 3.2 or 5.1(c) RELATES TO STONE CONTRIBUTED PROPERTY OR ANY BREACH BY GAYLORD UNDER SECTION 3.1 or 5.2(c) RELATES TO GAYLORD CONTRIBUTED PROPERTY, THE INDEMNITOR SHALL EITHER (A) INDEMNIFY THE COMPANY FOR ANY DECREASE IN THE VALUE OF THE STONE CONTRIBUTED PROPERTY OR THE GAYLORD CONTRIBUTED PROPERTY, AS THE CASE MAY BE, CAUSED BY SUCH BREACH OR (B) INDEMNIFY THE NON-BREACHING MEMBER BASED ON THE REDUCED VALUE OF ITS MEMBERSHIP INTEREST.


                            ARTICLE VI

                     CONFIDENTIAL INFORMATION

          6.1. Confidential Information. Each party agrees that it will keep (and will cause each of its Affiliates and its and their respective directors, officers, employees, representatives, agents, advisors, consultants, counsel, external or internal auditors and independent contractors to whom disclosure may be made in connection with the negotiation and performance of this Agreement or any Ancillary Agreement to keep) in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein or the preparation of this Agreement, the Ancillary Agreements and other related documents, and, in the event the transactions contem-plated hereby shall not be consummated, each party will return to the other party all copies of nonpublic documents, electronic records, information and materials which have been furnished in connection therewith. Such documents, electronic records, information and materials shall not be communicated to any third Person (other than counsel, accountants or financial advisors of Gaylord and Stone, employees of Gaylord and Stone and their Affiliates who have a need to know). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the transactions contem-plated by this Agreement and the Ancillary Agreements. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any informa-tion which (i) is or becomes available to such party from a source other than such party, which source was not itself known to such party after due inquiry to be bound by a confidentiality agreement with the other party or its representatives and was not known by such party after due inquiry to have received such information, directly or indirectly, from a person or entity so bound, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents or representa-tives, (iii) is required to be disclosed under applicable Requirements of Law or judicial or administrative process, but only to the extent it must be disclosed, (iv) such party reasonably deems necessary to disclose to obtain any Governmental Body consents or approvals contemplated hereby or (v) such party reasonably deems necessary to disclose in connection with any judicial or arbitral proceeding to enforce any rights of such party under this Agreement or any Ancillary Agreement or otherwise relating to the transactions contemplated hereby or thereby, but subject to cooperation with the other party to maintain the confidentiality of such disclosed information.

          6.2.  Confidentiality of Transaction Agreements.
Except as expressly authorized in this Agreement or any Ancillary Agreement, each of Gaylord and Stone shall keep confidential and not disclose (and shall cause each of its Affiliates and its and their respective directors, officers, employees, representatives, agents, advisors, consultants, counsel, external or internal auditors and independent contractors to whom disclosure may be made in connection with the negotiation and performance of this Agreement or any Ancillary Agreement to keep confidential and not disclose), except to the extent required by any Requirement of Law or judicial or administrative process, any of the terms and conditions of this Agreement or any Ancillary Agreement to any third party without the prior written consent of each of the other parties to this Agreement or such Ancillary Agreement, as applicable.

          6.3.  Remedy.  In the event of any breach of this
Article VI or any provision of any Ancillary Agreement incorporating the provisions of this Article VI by reference, the parties agree that the non-breaching parties will suffer irreparable harm and monetary damages that may be recovered pursuant to Article V hereof for any injury to the non-breaching parties from any violation of this Article VI will be an inadequate remedy. Accordingly, the parties agree that the non-breaching parties shall be entitled to temporary and permanent injunctive relief against the breaching party, its Affiliates, employees, officers, directors, agents, representatives or independent contractors, and the other rights and remedies to which the non-breaching parties may be entitled to at law, in equity and under this Agreement or any such Ancillary Agreement for any violation of this Article VI. The provisions of this
Article VI shall survive the expiration or termination of this Agreement.


                           ARTICLE VII

                   TERMINATION PRIOR TO CLOSING

          7.1.  Termination Events.  Anything contained in this
Agreement to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

          (a) by the mutual written consent of Gaylord and Stone;

          (b) by either Gaylord or Stone if the Closing shall not have occurred on or before September 30, 1996 (or such later date if either of the Regulatory Agencies (as defined in Section 4.5) requests information or otherwise commences an investigation with regard to the transactions contemplated by this Agreement or any of the Ancillary Agreements, or as may be mutually agreed to in writing by Gaylord and Stone), unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement or its Affiliates to perform or observe their obligations as set forth in this Agreement required to be performed or observed by them on or before the Closing Date;

          (c) by either Gaylord or Stone, if there shall have been any material breach by the other party or any of its Affiliates of any of their covenants or agreements contained in Article IV and VI and such breach shall not have been remedied, or cannot be remedied, within thirty (30) days after written notice specifying the nature of such breach and requesting that it be remedied has been delivered to the breaching party;

          (d) by either Gaylord or Stone upon written notice to the other party in the event that any Governmental Body of competent jurisdiction shall have issued a final nonappeal-able order enjoining or otherwise prohibiting the consumma-tion of the transactions contemplated by this Agreement;

          (e) by Gaylord upon written notice to Stone if an event that would constitute a Joint Venture Termination
     Event under Section 8.1(b) upon the giving of notice occurs prior to the Closing Date; or

          (f) by Stone upon written notice to Gaylord if an event that would constitute a Joint Venture Termination
     Event under Section 8.1(a) upon the giving of notice occurs prior to the Closing Date.

          7.2. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 7.1 shall give written notice of such termination to the other party to this Agreement.

          7.3. Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article VII, all further obligations of the parties under this Agreement (other than under Article V and Article VI and Sections 9.11 and 9.12) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its intentional or knowing breach of this Agreement.


                           ARTICLE VIII

            POST-CLOSING TERMINATION OF JOINT VENTURE

          8.1. Termination Trigger Events. The parties agree that the Joint Venture will be terminated in accordance with the procedures set forth in Section 8.2 upon the occurrence of any of the following (each a "Joint Venture Termination Event"):

          (a) upon written notice given by Stone to Gaylord not later than four (4) months after the occurrence of any of the following:

          (i) the Bankruptcy, subsequent to the date hereof, of Gaylord pursuant to which it is not a debtor in possession; or

         (ii) a Change in Control hereafter occurs with respect to Gaylord.

          (b) upon written notice given by Gaylord to Stone not later than four (4) months after the occurrence of any of the following:

          (i) the Bankruptcy, subsequent to the date hereof, of Stone pursuant to which it is not a debtor in possession; or

         (ii) a Change in Control hereafter occurs with respect to Stone.

          8.2.  Termination Procedures.  (a)  During the thirty
(30) day period following the delivery of any termination notice (the "Termination Notice") by Stone pursuant to Section 8.1(a) or by Gaylord pursuant to Section 8.1(b) (the party giving such notice being sometimes referred to herein as the "Electing Party"), Gaylord and Stone shall negotiate in good faith to determine the Fair Market Value of the Membership Interests of the Electing Party and the other party (the "Triggering Party"). If the parties are unable to agree on such valuation by the end of such 30-day period, either party may submit such valuation for determination by appraisal pursuant to the following procedure (the "Membership Interest Appraisal Procedure"): The party desiring determination of such value by appraisal shall give the other party written notice requesting determination of such value under the Membership Interest Appraisal Procedure. Within twenty
(20) days after such notice is given, the parties shall agree upon an independent investment banking firm or valuation firm with a national reputation as an appraiser. Gaylord, Stone and their Affiliates shall provide the appraiser with any information which it reasonably requests (subject to any applicable confi-dentiality restrictions) relating to the Company and the Joint Venture Business; provided, however, no information regarding the price negotiations between Stone and Gaylord shall be provided to the appraiser. The appraiser so appointed shall determine the Fair Market Value in accordance with the valuation criteria described in Section 4.12, such determination to be made within thirty (30) days after the appointment of the appraiser. If the parties fail to agree upon the appointment of an appraiser, such appointment shall be made promptly by the American Arbitration Association, Chicago, Illinois office. The fees and expenses of the appraiser pursuant to this Section 8.2(a) shall be borne by the Triggering Party.

          (b) Within fifteen (15) days after determination of the Fair Market Value of the Membership Interests pursuant to
Section 8.2(a), the Electing Party shall specify either that (i) the Electing Party desires to buy the Membership Interest of the Triggering Party or (ii) the Electing Party waives any right to buy the Membership Interest of the Triggering Party. In the event that such a Termination Notice is properly given hereunder and the Electing Party does not waive its rights pursuant to clause (ii) of the prior sentence, the Triggering Party shall be obligated to sell its Membership Interest to the Electing Party (or its designee, including any Affiliate) for a cash payment equal to the Fair Market Value of such Membership Interest, as so determined. Notwithstanding anything to the contrary contained herein, the party which is obligated to purchase the Membership Interest of the other party pursuant to this Section 8.2 may assign such obligation to a third Person.

          (c) In the event of a Change in Control with respect to Stone, Gaylord shall have the option (exercisable within 6 months of such Change-in-Control) to acquire a portion of the other Member's Membership Interest sufficient to increase Gaylord's Membership Interest to 50% of the total Membership Interests of the Company pursuant to the procedures set forth in
Section 4.12, notwithstanding that it may be later than the fourth anniversary of the Closing Date.

          (d) In the event any Member has rights as an Electing Party pursuant to Section 8.2(b)(i), such Member may issue a note, in lieu of immediate payment, in order to purchase the Triggering Party's Membership Interest if, and only if such Electing Party (x) does not have sufficient borrowing availability under any of its financing agreements to fund such purchase or (y) is, or by funding such purchase would be, in default under any of such Electing Party's financing agreements. Any note issued by an Electing Party pursuant to this Section 8.2(d) shall bear interest at the lowest available incremental short-term borrowing rate of the Electing Party, pay interest semi-annually and mature two years from its date of issue.

          (e) At the closing of any sale of a Membership Interest pursuant to this Section 8.2, the selling party shall deliver to the purchaser instruments of assignment and other appropriate documentation in a form reasonably satisfactory to such purchaser under which the selling party will transfer and assign to such purchaser good title to the Membership Interest to be sold free and clear of all Encumbrances. The purchase price for such Membership Interest shall be paid by certified check or wire transfer of immediately available funds.

          8.3. Post-Termination Obligations. (a) Effect of Termination of Joint Venture. If at any time a Joint Venture Termination Event shall occur and a Termination Notice is delivered by the Electing Party, then, except with respect to
Article V and Article VI and as otherwise provided in this
Section 8.3, the respective obligations of Gaylord and Stone and their respective Affiliates under this Agreement and the Ancillary Agreements (except the Paper Supply Contract) shall automatically be terminated without liability of any party to the other, provided, that, nothing herein shall relieve any party from liability for an intentional or knowing breach of this Agreement or any such Ancillary Agreement.

          (b) Gaylord and Stone Obligations. In the event of a Joint Venture Termination Event, a Termination Notice is delivered and the Electing Party exercises its rights under
Section 8.2(b)(i), then for the period beginning on the date of sale of the Membership Interest pursuant to Section 8.2(b)(i) and ending on the second anniversary of such date, the party which sells its Membership Interest in the Company pursuant to Section 8.2(b)(i) shall not, and any of such party's Affiliates shall not, without the prior written consent of the other party purchasing such Membership Interest:

          (i) directly or indirectly, approach, counsel, initiate contact with or otherwise attempt to solicit the employment of any employee of the Company; or

         (ii) directly or indirectly solicit any customers of the Company with respect to Joint Venture Business except to the extent the party selling such Membership Interest is previously engaged in business (other than the Joint Venture Business) with such customers.


                           ARTICLE IX

                     MISCELLANEOUS PROVISIONS

          9.1. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          9.2. Entire Agreement. This Agreement and the Ancillary Agreements and the Exhibits and Schedules hereto and thereto constitute the entire agreement among the parties hereto and contain all of the agreements among such parties with respect to the subject matter hereof and thereof. This Agreement and the Ancillary Agreements and the Exhibits and Schedules hereto and thereto supersede any and all other agreements, either oral or written, between such parties with respect to the subject matter hereof and thereof.

          9.3. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

          9.4. Amendment. Except as expressly provided herein, this Agreement may be amended only by a written agreement exe-cuted by each of Gaylord and Stone.

          9.5.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED
BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE
STATE OF ILLINOIS WITHOUT REGARD TO ITS CONFLICTS OF LAW
DOCTRINE, EXCEPT TO THE EXTENT THE DELAWARE LIMITED LIABILITY
COMPANY ACT IS CONTROLLING.

          9.6. Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

          9.7. Further Assurances. In connection with this Agreement and each Ancillary Agreement and the transactions contemplated hereby and thereby, each of Gaylord and Stone shall execute and deliver, or cause their respective Affiliates to execute and deliver, any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and each Ancillary Agreement to which it is a party and the transactions contemplated hereby and thereby.

          9.8. Expenses. Each of Gaylord and Stone shall pay its own legal, accounting and other expenses (including filing fees incurred by a party with respect to any regulatory filing by such party) incident to its negotiation and preparation of this Agreement and each Ancillary Agreement and (except as expressly set forth herein or therein) the consummation of the transactions contemplated hereby and thereby.

          9.9. Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in Article V, the representations and warranties contained in Article III other than 3.1(g) and 3.2(g), shall terminate on the first anniversary of the Closing Date and the covenants and obligations contained in Article VI shall terminate on the third anniversary of any termination of this Agreement. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in
Article III or under any certificate delivered with respect thereto under this Agreement after the date on which such representations and warranties terminate as set forth in this Section.

          9.10. Successors and Assigns. (a) The rights of either party under this Agreement shall not be assignable by such party hereto without the written consent of the other.

          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 9.10 any right, remedy or claim under or by reason of this Agreement.

          9.11. Dispute Resolutions. Any dispute, controversy or claim, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory (a "Dispute") between any parties hereto arising out of or relating to this Agreement or any Ancillary Agreement or any rights or obligations or related services to be provided hereunder or thereunder, including matters relating to business judgment and operations, shall be resolved in accordance with the procedures described in this Section and, if necessary, Section 9.12; provided, however, that the matters set forth in Section 8.4 (a), (b), (c), (d),
(g), (h), (i), (m) or (n) of the Formation Agreement (other than contract interpretation issues relating to such provisions) shall not be subject to the procedures for arbitration described herein. The parties hereto agree to establish an internal hierarchy to facilitate resolution of these issues as set forth below:

          (a) Upon written request of either party, each party will appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such Dispute.

          (b) The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the problem in an effort to resolve the Dispute without the necessity of any formal proceeding. During the discussions, all reasonable requests by a party to another party for non-privileged information reasonably related to the Dispute shall be honored in order that each party may be fully advised of the other party's position.

          (c) Formal proceedings for the resolution of a Dispute may not be commenced until the earlier of:

          (i) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely;
               or

         (ii) the expiration of the fifteen (15) day period immediately following the initial request to negotiate the Dispute;

provided, however, that this Section 9.11 will not be construed to prevent a party from instituting formal proceedings earlier to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors or to seek temporary or preliminary injunctive relief pursuant to
Section 9.13.

          9.12. Arbitration. If resolution of the Dispute still cannot be achieved as contemplated by Section 9.11, the Dispute shall be settled by binding arbitration conducted in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA") as modified by the following provisions of this Agreement:

          (a) If the amount in dispute exceeds 1 million dollars, three neutral arbitrators shall be selected by the parties from the AAA panel list in accordance with the appointment rules of the AAA. If the amount in dispute is less than 1 million dollars, selection of one neutral arbitrator by the parties shall be from the AAA panel list in accordance with appointment rules of the AAA.

          (b) The arbitration process shall be conducted on an expedited basis by the Chicago Regional Office of the AAA. Proceedings in arbitration shall begin no later than forty-five (45) days after the filing of the Dispute with the AAA and shall be scheduled to conclude no later than two-hundred seventy (270) days after the filing of the Dispute. All hearings, unless otherwise agreed to by the parties, shall be held in Chicago, Illinois.

          (c) After giving due consideration to the need for expedited resolution of the Dispute, the arbitrator(s) may in his or her discretion order a pre-hearing exchange of information including production of documents, exchange of summaries of testimony or exchange of statements of position or depositions.

          (d) The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose and shall be deemed to be information subject to the confidentiality provisions of this Agreement.

          (e) The award of the arbitrator(s) shall be made in a written opinion containing a concise analysis of the basis upon which the award was made.

          (f) A judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

          (g) The parties agree to equally split the cost of any arbitration including the administrative fee, the compensation of the arbitrator(s) and the expenses of any witnesses or proof produced at the direct request of the arbitrator(s).

          (h) The parties shall each bear all their own costs and Expenses.

          (i) Notwithstanding the agreements contained in Sections 9.11 and 9.12, either party may apply to a court having jurisdiction to (i) enforce this agreement to arbitrate, (ii) seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the controversy is otherwise resolved, (iii) avoid the expiration of any applicable limitations period,
     (iv) to preserve a superior position with respect to other creditors, or (v) challenge or vacate any final judgment, award or decision of the arbitrator(s) that does not comport with the express provisions of subparagraph (j) or (k) below.

          (j) The arbitrator(s) are only authorized to, and only have the consent of the parties to, interpret and apply the terms and conditions of this Agreement in accordance with the governing law. The arbitrator(s) are not authorized to and shall not order any remedy not permitted by this Agreement and shall not change any term or condition of this Agreement, deprive either party of any remedy expressly provided hereunder, provide any right or remedy that has not been expressly provided hereunder or provide for the remedy of dissolution of the Company. In the event that the arbitrator(s) exceed their authority under this Agreement and violate this provision, either party may petition a court of competent jurisdiction to vacate the arbitration award on the grounds that the arbitrator(s) exceeded their authority.

          (k) The arbitrator(s) shall not have the power to award consequential damages (except to the extent that consequential damages are available as a remedy as specified in Section 5.7) or punitive damages.

          (l) The Federal Arbitration Act, 9 U.S.C. Sections 1 through 14, except as modified hereby, shall govern the interpretation and enforcement of this Section 9.12.

          Notwithstanding the foregoing, Gaylord and Stone agree to continue performing their respective obligations under this Agreement while the Dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

          9.13.  Judicial Procedure.  Nothing in Sections 9.11 or
9.12 shall be construed to prevent any party from seeking from a court a temporary restraining order or other temporary or preliminary relief pending final resolution of a Dispute pursuant to such Section 9.11 or Section 9.12.

          9.14. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally, by courier or facsimile transmission or mailed (first class postage prepaid) to the parties at the addresses or facsimile numbers set forth below:

          If to Gaylord, to:

          Gaylord Container Corporation
          500 Lake Cook Road
          Deerfield, Illinois  60015
          Telephone:  (847) 405-5500
          Facsimile:  (847) 405-5586
          Attention:   General Counsel

          with a copy to:

          Kirkland & Ellis
          200 East Randolph Street
          Chicago, Illinois  60601
          Telephone: (312) 861-2000
          Facsimile: (312) 861-2200
          Attention:  William S. Kirsch, P.C.

          If to Stone, to:

          Stone Container Corporation
          150 North Michigan Avenue
          Chicago, Illinois  60601-7568
          Telephone:  (312) 580-4624
          Facsimile:  (312) 580-4625
          Attention:   General Counsel

          with a copy to:

          Sidley & Austin
          One First National Plaza
          Chicago, Illinois  60603
          Telephone:  (312) 853-7000
          Facsimile:  (312) 853-7036
          Attention:   Richard G. Clemens


          The parties hereto agree that delivery to any party designated above to receive copies of notices shall not, by itself, be considered notice to any other party pursuant to this
Section 9.14.

          All such notices and other communications will (x) if delivered personally or by courier to the address provided in this Section 9.14, be deemed given upon delivery, (y) if delivered by facsimile transmission to the facsimile number provided in this Section 9.14, be deemed given when receipt of transmission has been orally confirmed by the sending party, and
(z) if delivered by certified mail, return receipt requested, in the manner described above to the address as provided in this
Section 9.14, be deemed given five (5) Business Days after deposit in the United States mail (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.14). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party.


                           * * * * * *


          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.


                         GAYLORD CONTAINER CORPORATION



                         By:                                          Name:
                            Title:


                         STONE CONTAINER CORPORATION



                         By:                                           Name:
                            Title:

                           Schedule 1.4
                  Actions to be Taken at Closing


1. Gaylord and the Stone shall execute and deliver the Formation Agreement and the Certificate of Formation referred to therein, and shall cause such Certificate of Formation to be duly filed with the Delaware Secretary of State.

2. The Company and each of the parties shall execute and deliver a Contribution, Assignment and Assumption Agreement, and each party shall take all actions contemplated to be taken thereunder to effect the transfer to the Company, as the Initial Capital Contribution of each such party, the assets to be contributed to the Company by each such party.

3. Each of the parties to each of the Ancillary Agreements shall execute and deliver each of the Ancillary Agreements.


JVAGREE.WPD